Exhibit 1

(Translation)
To whom it may concern
December 20, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Results of Voluntary Retirement Program
NIS GROUP CO., LTD. (the “Company”) hereby announces the results of its voluntary retirement program announced on November 7, 2007.
1.	Outline of Voluntary Retirement Program
(1)	Eligible persons: employees who have 2 or more years of service

(2)	Expected number of employees to apply for voluntary retirement program: 250 employees (For reference: The total number of employees as of November 1, 2007 (non-consolidated) is 984 employees)

(3)	Application period: November 15, 2007 through December 14, 2007

(4)	Date of retirement: January 31, 2008

(5)	Preferential treatment: The Company will pay a special bonus based on certain criteria.
2.	Results of Voluntary Retirement Program Number of retiring persons: 335 employees
3. Future Projections
     (1) Effect on performance for the fiscal year ending March 31, 2008
     An amount of approximately 1.9 billion yen of special bonuses resulting from the voluntary retirement program will be incurred as special losses in the Company’s statement of operations (Japanese GAAP) for the fiscal year ending March 31, 2008.
     The Company is discussing with TPG, subscriber of a third party allotment of shares and stock warrants of the Company announced on December 10, 2007, on matters concerning the Company’s mid-term management strategy including financial support by TPG. Since the financial forecasts for the fiscal year ending March 31, 2008 may be affected by the Company’s developing mid-term management strategy, the Company will announce its financial forecasts as soon as they are fixed.
     (2) Effect on performance from the next fiscal year
     Annual salaries and employee benefits are expected to be reduced by approximately 2 billion yen from the next fiscal year, as a result of this voluntary retirement program.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.